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                                                                CONFORMED COPY






                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                               ROBERT MARCHETTI,

                              STEPHEN MICHAELSON,

                                      AND

                                PRT GROUP, INC.









                            DATED AS OF JULY 1, 1997



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                               TABLE OF CONTENTS


                                                                           Page


                                   ARTICLE I

                        PURCHASE AND SALE OF THE SHARES

Section 1.1   Purchase and Sale............................................  1
Section 1.2   Consideration................................................  1
Section 1.3   [Reserved]...................................................  2
Section 1.4   Closing......................................................  2
Section 1.5   Deliveries by Sellers........................................  2
Section 1.6   Deliveries by Buyer..........................................  3
Section 1.7   Post-Closing Adjustments.....................................  3

                                   ARTICLE II

                                RELATED MATTERS

Section 2.1  Books and Records of the Company..............................  6

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 3.1   Organization.................................................  6
Section 3.2   Authorization................................................  7
Section 3.3   Capital Stock................................................  7
Section 3.4   Ownership of the Shares......................................  8
Section 3.5   Consents and Approvals; No Viola-
              tions........................................................  9
Section 3.6   Financial Statements.........................................  9
Section 3.7   Absence of Undisclosed Liabilities........................... 10
Section 3.8   Related-Party Transactions................................... 10
Section 3.9   Title, Ownership and Related Mat-
              ters......................................................... 10
Section 3.10  Leases....................................................... 11
Section 3.11  Intellectual Property........................................ 11
Section 3.12  Computer Software............................................ 13
Section 3.13  Litigation................................................... 14
Section 3.14  Compliance with Applicable Law............................... 14
Section 3.15  Certain Contracts and Arrangements........................... 14
[Section 3.16 Employee Benefit Plans; ERISA; Em-
              ployees...................................................... 15
Section 3.17  Taxes........................................................ 16
Section 3.18  Certain Fees................................................. 16
Section 3.19  Environmental Protection..................................... 16
Section 3.20  Receivables.................................................. 18
Section 3.21  Accuracy of Minute Books, Stock
              Books and Ledger Books....................................... 18

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                                                                           Page

Section 3.22  Disclosure................................................... 18
Section 3.23  Insurance.................................................... 18
Section 3.24  Bank Accounts................................................ 19
Section 3.25  Customers and Suppliers...................................... 19
Section 3.26  Warranties................................................... 19
Section 3.27  Proprietary Information of Third
              Parties...................................................... 20
Section 3.28  Restricted Securities........................................ 20
Section 3.29  Legends...................................................... 21
Section 3.30  Accredited Investor.......................................... 21

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.1   Organization and Authority of Buyer.......................... 21
Section 4.2   Consents and Approvals; No Violations........................ 22
Section 4.3   Availability of Funds........................................ 23
Section 4.4   Litigation................................................... 23
Section 4.5   Capitalization............................................... 23
Section 4.6   Financial Statements......................................... 24
Section 4.7   Buyer Common Stock........................................... 24
Section 4.8   Certain Fees................................................. 24

                                   ARTICLE V

                                   COVENANTS

Section 5.1   Conduct of the Company's Business............................ 25
Section 5.2   Access to Information........................................ 25
Section 5.3   Consents..................................................... 26
Section 5.4   Best Efforts................................................. 26
Section 5.5   Covenant to Satisfy Conditions............................... 27
Section 5.6   Certain Tax Matters.......................................... 27
Section 5.7   Registration Rights.......................................... 34
Section 5.8   Further Limitations on Disposition........................... 35
Section 5.9   No Sales to Competitors...................................... 36
Section 5.10  No Solicitation.............................................. 37
Section 5.11  Certain Litigation........................................... 37
Section 5.12  Covenant Not to Compete and Secrecy
              Agreement.................................................... 37
Section 5.13  Optional Repurchase.......................................... 39

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                                                                           Page


                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1   Conditions to Each Party's Obligation........................ 41
Section 6.2   Conditions to Obligations of  Sellers........................ 42
Section 6.3   Conditions to Obligations of Buyer........................... 42

                                  ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER

Section 7.1   Termination.................................................. 43
Section 7.2   Procedure and Effect of Termination.......................... 44
Section 7.3   Amendment, Modification and Waiver........................... 44

                                  ARTICLE VIII

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 8.1   Survival of Representations, Warranties and Agreements....... 45
Section 8.2   Sellers' Agreement to Indemnify.............................. 45
Section 8.3   Third Party Indemnification.................................. 47

                                   ARTICLE IX

                                 MISCELLANEOUS

Section 9.1   Fees and Expenses............................................ 48
Section 9.2   Further Assurances........................................... 48
Section 9.3   Notices...................................................... 48
Section 9.4   Severability................................................. 50
Section 9.5   Binding Effect; Assignment................................... 50
Section 9.6   No Third Party Beneficiaries................................. 50
Section 9.7   Interpretation............................................... 50
Section 9.8   Jurisdiction and Consent to Ser-
              vice......................................................... 51
Section 9.9   Entire Agreement............................................. 51
Section 9.10  Governing Law................................................ 51
Section 9.11  Specific Performance......................................... 51
Section 9.12  Counterparts................................................. 52

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                             INDEX OF DEFINED TERMS

                                                                           Page

Agreement..................................................................  1
Marchetti..................................................................  1
Michaelson.................................................................  1
Sellers  ..................................................................  1
Buyer    ..................................................................  1
Shares   ..................................................................  1
Common Stock...............................................................  1
Company  ..................................................................  1
Closing  ..................................................................  1
Purchase Consideration.....................................................  1
Cash Consideration.........................................................  1
Promissory Note............................................................  2
Buyer Common Stock.........................................................  2
Warrants ..................................................................  2
Closing Date...............................................................  2
Working Capital Statement..................................................  4
Final Working Capital Statement............................................  4
Independent Accounting Firm................................................  4
Final Working Capital Statement............................................  5
Closing Working Capital....................................................  5
Current Assets.............................................................  5
Current Liabilities........................................................  5
Material Adverse Effect....................................................  6
Disclosure Schedule........................................................  7
Liens    ..................................................................  8
Share Ownership Claim......................................................  8
Financial Statements....................................................... 10
Business .................................................................. 11
Leases   .................................................................. 11
License Agreements......................................................... 12
Intellectual Property...................................................... 12
Cases    .................................................................. 14
employee benefit plan...................................................... 15
ERISA    .................................................................. 15
ERISA Affiliate............................................................ 15
single employer............................................................ 15
Plans    .................................................................. 15
Code     .................................................................. 15
qualified.................................................................. 15
IRS      .................................................................. 15
reportable event........................................................... 15
Taxes    .................................................................. 16
Tax Return................................................................. 16
Environmental Laws......................................................... 17
restricted securities...................................................... 20
Securities Act............................................................. 21
Options  .................................................................. 23

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                                                                           Page

Convertible Preferred Stock................................................ 23
Buyer Financial Statements................................................. 24
Confidentiality Agreement.................................................. 26
Election .................................................................. 27
Election Taxes............................................................. 27
Pre-Closing Period......................................................... 27
Sellers Group.............................................................. 27
Straddle Period............................................................ 27
Straddle Period............................................................ 27
Aggregate Deemed Sales Price............................................... 28
Aggregate Deemed Sales Price............................................... 28
Aggregate Deemed Sales Price............................................... 28
Aggregate Deemed Sales Price............................................... 28
Pre-Closing Period Returns................................................. 29
Straddle Period Returns.................................................... 29
Indemnification Statement.................................................. 30
Tax Indemnified Party...................................................... 33
Tax Indemnifying Party..................................................... 33
Tax Claim.................................................................. 33
Piggy-Back Registration.................................................... 35
Cutback  .................................................................. 35
Requesting Seller.......................................................... 39
Repurchase Request......................................................... 39
Repurchase Price........................................................... 40
Parties' Appraisers........................................................ 40
Third Appraiser............................................................ 40
Repurchase Date............................................................ 41
Repurchase Notice.......................................................... 41
Indemnity Period........................................................... 45
Buyer Indemnitees.......................................................... 45
Buyer Damages.............................................................. 45
threshold.................................................................. 46
Claim    .................................................................. 47
person   .................................................................. 50
affiliate.................................................................. 51

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                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated as of, and deemed to occur as of, July 1, 1997 (the "Agreement"), by and among Robert Marchetti ("Marchetti"), Stephen Michaelson ("Michaelson" and collectively with Marchetti, the "Sellers"), and PRT Group, Inc., a Delaware corporation ("Buyer").

         WHEREAS, pursuant to the terms and conditions of this Agreement, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, 1,000 shares (the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), representing all of the issued and outstanding shares of capital stock of Computer Management Resources, Inc., a Connecticut corporation (the "Company").

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                        PURCHASE AND SALE OF THE SHARES

         Section 1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing provided for in Section 1.4 hereof (the "Closing"), Sellers will sell, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Sellers, the Shares.

         Section 1.2 Consideration. Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, transfer and delivery of the Shares, Buyer will deliver or cause to be delivered to Sellers at the Closing the purchase consideration (the "Purchase Consideration"), which shall consist of:

              (a) $2,850,000 in cash (such amount, as adjusted pursuant to Section 1.7 hereof, the "Cash Consideration"), to be delivered to the Sellers in the

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amounts set forth on Exhibit A hereto by wire transfer of immediately available funds to such bank accounts as shall be designated by Sellers prior to the Closing;

              (b) a promissory note (the "Promissory Note") in the amount of $2,000,000, the form of which is attached hereto as Exhibit B;

              (c) 119,181 shares of Buyer common stock, par value $.01 per share ("Buyer Common Stock") to be delivered to the Sellers in the amounts set forth on Exhibit A hereto; and

              (d) 119,181 fully paid-up warrants (the "Warrants"), a form of which is attached hereto as Exhibit C, convertible into additional shares of Buyer Common Stock upon the occurrence of certain events, as set forth therein, to be delivered to the Sellers in the amounts set forth on Exhibit A hereto.

                  Section 1.3               [Reserved].

         Section 1.4 Closing. The Closing of the transactions contemplated by this Agreement shall take place on July 18, 1997 at 9:00 a.m., local time, at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York, or on such other date and at such other time or place as the parties may agree. The date of the Closing is sometimes referred to herein as the "Closing Date."

         Section 1.5 Deliveries by Sellers. At the Closing, Sellers will deliver or cause to be delivered to Buyer (unless delivered previously) the following:

              (a) The stock certificate or certificates representing all (and not less than all) of the Shares, accompanied by stock powers duly executed in blank or duly executed stock transfer forms or instruments of transfer, with any applicable transfer stamps affixed, which validly transfer title of the Shares to Buyer free and clear of any Liens (as defined in Section 3.4 hereof);

              (b) Documentation, effective as of the Closing and satisfactory to Buyer, with respect to the designation of Douglas Mellinger, Gregory Mellinger and

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the designee of the holders of Buyers Series A Convertible Preferred Stock as directors of the Company, and (ii) the resignations of Robert Marchetti and Stephen Michaelson as directors of the Company;

              (c) The corporate seal, books and records of the Company, other than the stock books and minute books of the Company;

              (d) The officer's certificate referred to in Section 6.3 hereof, if any is required;

              (e) The opinion of Sellers' counsel referred to in Section 6.3(e) hereof;

              (f) The Employment Agreements, forms of which are attached hereto as Exhibits D and E, duly executed and delivered by each of Marchetti and Michaelson, as the case may be; and

              (g) All other documents, instruments and writings required or reasonably requested to be delivered by Sellers at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

         Section 1.6 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Sellers (unless previously delivered) the following:

              (a) The Purchase Consideration referred to in Section 1.2 hereof;

              (b) A letter of credit in the amount of $1,000,000 securing the Promissory Note in favor of and reasonably acceptable to the Sellers;

              (c) The officer's certificate referred to in Section 6.2(c) hereof, if any is required;

              (d) The Employment Agreements duly executed and delivered by an appropriate officer of Buyer; and

              (e) All other documents, instruments or writings required or reasonably requested to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

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         Section 1.7 Closing Date Working Capital Adjustments.

              (a) On the Closing Date, Sellers will deliver to Buyer a statement (the "Working Capital Statement") setting forth the Closing Working Capital (as hereinafter defined) of the Company as of the opening of business on the Closing Date, which Working Capital Statement shall be prepared on a basis consistent with the unaudited balance sheet of the Company as of May 31, 1997, described in Section 3.6 hereof, including the notes thereto.

              (b) The Cash Consideration shall be (i) increased by the amount by which the Closing Working Capital as set forth in the Working Capital Statement is greater than $557,000, or (ii) decreased by the amount by which the Closing Working Capital is less than $557,000.

              (c) The term "Closing Working Capital" shall mean Current Assets minus Current Liabilities. The term "Current Assets" shall mean cash, accounts receivable and prepaid expenses, reflected in a manner consistent with the account classifications and basis of preparation used in the Financial Statements (as defined in Section 3.6 below), as of the Closing Date. The term "Current Liabilities" shall mean accounts payable, accrued liabilities and deferred revenue, as the case may be, reflected in a manner consistent with the account classifications and basis of preparation used in the Financial Statements, as of the Closing Date.

              (d) Buyer's rights to indemnification pursuant to Article VIII hereof (and any limitations on such rights) shall not be deemed to limit, supersede or otherwise affect Buyer's or Sellers' rights to a full purchase price adjustment pursuant to this Section 1.7, provided that no claim for indemnification may be made with respect to any matters or categories of items to the extent reflected in the Final Working Capital Statement.

                                       4

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                                   ARTICLE II

                                RELATED MATTERS

         Section 2.1 Books and Records of the Company. Sellers shall cause the Company to deliver to Buyer at or prior to the Closing all books and records of the Company (including, but not limited to, correspondence, memoranda, books of account, personnel and payroll records and the like, excluding the Company's minute books and stock ledgers). All books and records delivered by the Company to Buyer will be preserved by Buyer for a period of at least ten (10) years following the Closing and Buyer will permit Sellers and their authorized representatives to have reasonable access to, and examine and make copies of, all such books and records as reasonably requested by Sellers.


                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Each of the Sellers jointly and severally represents and warrants to Buyer (provided that any representation or warranty herein made by either Seller in his individual capacity shall be solely that of such individual Seller and shall not be made jointly and severally by both of the Sellers) as follows:

         Section 3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and has all requisite corporate and other power and corporate authority to own, lease and operate its properties and to carry on its business and operations as now being conducted (the "Business"), except where any such failure to be so organized, existing and in good standing or to have such power and authority would not individually or in the aggregate have a material adverse effect on the Business, operations, assets, liabilities, results of operations or financial condition of the Company (a "Material Adverse Effect"). The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by the Company or the nature of the Business makes such qualification necessary, except in any such jurisdictions where the failure to be so duly qualified or licensed and

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in good standing would not have a Material Adverse Effect. Sellers have heretofore delivered to Buyer complete and correct copies of the Company's Certificate of Incorporation and By-laws, as currently in effect.

         Section 3.2 Authorization. Each Seller has the power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other actions are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and constitutes, and when executed and delivered each of the other agreements, documents and instruments to be executed and delivered by such Seller pursuant hereto will constitute, a valid and binding agreement of such Seller, enforceable against such Seller in accordance with their respective terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. To the Sellers' knowledge, the Company's minute books and stock ledgers cannot be located, but warrant that no Buyer Damages (as defined in Section 8.2(a)) shall result from the contents, or the purported contents (by any third party or otherwise), thereof.

         Section 3.3 Capital Stock. Set forth on Section 3.3 of the Disclosure Schedule being delivered to Buyer by Sellers herewith (the "Disclosure Schedule"), is the number of authorized shares of capital stock of the Company, the par value of such shares, and the number of such shares which are issued and outstanding. No shares of capital stock of the Company are held in the Company's treasury. All of the Shares are validly issued, fully paid and non-assessable. There are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of the Company, nor are there any subscriptions, warrants, options, rights or other arrangements or commitments (other than

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pursuant to this Agreement) which could obligate the Company to issue or
Sellers to sell any shares of capital stock of the Company. Except as set forth on Section 3.3 of the Disclosure Schedule, the Company has no outstanding debt, equity, hybrid, derivative or other securities of any kind.

         Section 3.4 Ownership of the Shares.

              (a) Each Seller is the record and beneficial owner of the number of Shares set forth opposite his name on Section 3.4 of the Disclosure Schedule, which Shares comprise all of the issued and outstanding shares of all classes of capital stock of the Company. Each Seller has good title to the Shares owned by him, free and clear of all Liens (as hereafter defined). Upon the transfer by Sellers to Buyer of the certificate or certificates evidencing the Shares, Sellers will have transferred to Buyer good title to the Shares free and clear of all Liens, other than Liens which become applicable as a result of the business or activities of Buyer or as a result of any acts or omissions by, or the status of any facts pertaining to, Buyer, and except as set forth on Section 3.4 of the Disclosure Schedule.

              As used herein, "Liens" shall mean any pledge, mortgage, charge, claim, title imperfection, defect or objection, security interest, conditional and installment sales agreement, encumbrance, charge, easement, encroachment or restriction, of any kind.

              (b) Notwithstanding the fact that information with respect to the pending lawsuit among Richard Godfrey, Computer Management Resources, Inc., Robert Marchetti and Stephen Michaelson concerning Shares (the "Share Ownership Claim") is disclosed in the Disclosure Schedule, Buyer shall have the right to indemnification by Sellers under Article VII hereof with respect to any Buyer Damages (as defined in Section 8.2 hereof) suffered by the Company, Buyer, or any Buyer Indemnitee (as defined in Section 8.2 hereof) as a result of the Share Ownership Claim.

              (c) The Company has never had and currently has no subsidiaries. The Company has never had and currently does not own, directly or indirectly, any capital stock or equity securities of any person or

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entity or have any direct or indirect equity or ownership interest in any business other than the Business.

         Section 3.5 Consents and Approvals; No Violations. Except as set forth on Section 3.5 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation by Sellers of the transactions contemplated hereby (including the transfer of the Shares) will
(a) conflict with or result in any breach or violation of any provision of the Certificate of Incorporation or By-Laws of the Company; (b) require any filing or registration with, or notice or declaration to, or the obtaining of any permit, license, authorization, consent or approval of, any court, arbitral tribunal, administration agency or commission or other federal or state governmental or regulatory authority whether within or outside the United States; (c) violate, breach, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in any termination, cancellation or acceleration or give rise to any such right of termination, cancellation or acceleration or require any consent under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract or instrument or obligation to which the Company or Sellers (individually or collectively) are a party or by which the Company or either of the Sellers or any of their respective assets are subject or by which any of them may be bound; (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or Sellers, or any of their respective assets or properties, or (e) result in the creation or imposition of any Lien upon any properties, assets or the Business of the Company or Sellers, excluding from the foregoing clauses (b), (c), (d) and (e) such requirements, conflicts, defaults, rights, security interests, claims, Liens, charges, other encumbrances or violations which would not have a Material Adverse Effect and would not adversely affect the ability of Sellers to consummate the transactions contemplated by this Agreement, or which become applicable as a result of the business or activities (other than the business currently conducted by the Company) in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, Buyer.

         Section 3.6 Financial Statements. Attached as Schedule 3.6(a) of the Disclosure Schedule are copies of the Company's unaudited (a) balance sheet as of May 31, 1997 and (b) income statement for the year ended February 28, 1997 and five months ended May 31, 1997 (the financial statements referred to in clauses (a) and (b) above are referred to herein collectively as the "Fi-nancial Statements"). Except as disclosed in the Financial Statements or as set forth on Schedule 3.6(b) of the Disclosure Schedule, such balance sheet fairly presents, in all material respects, the financial position of the Company as of the date thereof, and such income statement fairly presents, in all material respects, the results of operations of the Company for the period indicated and have been derived from the books and records of the Company; provided, that the Financial Statements present such information in accordance with the Company's historical practices and do not conform to U.S. generally accepted accounting principles consistently applied ("GAAP"); provided, further, that all such accounting practices to the extent material and all deviations from historical practices with respect to the May 31, 1997 Financial Statements, have been fairly disclosed to Buyer by the Sellers.

         Section 3.7 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Financial Statements or otherwise disclosed herein or in the Disclosure Schedule, the Company had, as of May 31, 1997, no material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise and whether due or to become due that would be required to be reflected or reserved against in such Financial Statements under the Company's historical accounting practices.

         Section 3.8 Related Party Transactions. Except as set forth in Section
3.8 of the Disclosure Schedule, no current or former employee, officer, director or stockholder of the Company or member of his or her immediate family (collectively, the "Related Parties") is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To each Seller's knowledge, none of such Related Parties (other than Michael Ciardi) has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, the Business or Buyer, except that such Related Parties may own stock in publicly traded companies that may compete with the Company, the Business or Buyer. No Related Party is directly or indirectly interested in any material contract with the Company other than employment contracts with employees disclosed or made available to Buyer.

         Section 3.9 Title, Ownership and Related Matters.

              (a) As of the date hereof, the Company does not own any real property.

              (b) Except as set forth in Section 3.9(b) of the Disclosure Schedule, the Company has, or will as of the Closing have (i) good title to all material owned properties and assets of the Company, whether real, personal, mixed or other, free from any Liens (as hereafter defined); or (ii) rights by license, lease or other agreement to use all material properties and assets not owned by the Company, whether real, personal, mixed or other, necessary to permit the Company to conduct the Business as currently conducted.

         As used herein "Permitted Liens" shall mean (i) liens for current taxes not yet due, (ii) mechanic's, materialmen's, warehousemen's and similar liens attaching by operation of law, incurred in the ordinary course of business and securing payments not delinquent or payments which are being contested in good faith by the Company, and (iii) imperfections of title, easements and zoning restrictions, if any, which do not materially detract from the value of the property subject thereto for the uses and purposes to which such property is currently employed or materially impair the operations of the Company and which have arisen only in the ordinary course of business and consistent with past practice.

         Section 3.10 Leases. Section 3.10 of the Disclosure Schedule lists, as of the date hereof, all real property leases for space occupied by the Company (collectively, the "Leases"). The Company is not a party to any sublease of real property. True and complete copies of the Leases and all amendments and agreements relating thereto have been delivered or made available to Buyer. To the best knowledge of Sellers, all of the Leases are valid, binding and enforceable in accordance with their respective terms, and neither the Company nor the other party to any Lease is in default under such Lease in any material respect.

         Section 3.11 Intellectual Property.

         (a) Schedule 3.11(a) of the Disclosure Schedule contains a complete and correct list of all material Intellectual Property (as hereafter defined) owned by the Company other than off-the-shelf software. Schedule 3.11(b) of the Disclosure Schedule identifies each material agreement pertaining to the licensed use of such Intellectual Property in the Business and listing, in each case, whether the Company is the licensor or licensee thereunder, the subject matter of the license, and whether the rights granted are exclusive or non-exclusive (the "License Agreements").

         As used herein, "Intellectual Property" shall mean all U.S. and foreign patents and patent applications, registered and unregistered copyrights and copyright applications (including copyrights in proprietary computer software and databases), trademarks, service marks, trade dress, logos, tradenames and similar business identifiers, including, in each case, all registrations and applications therefor, and the goodwill of the business symbolized by any of the foregoing, confidential or proprietary technical and business information, know-how and trade secrets, formulae, processes, inventions (whether patentable or unpatentable) and other technical information.

         (b) Except as set forth in Section 3.11 of the Disclosure Schedule, the Company owns all material Intellectual Property or possesses adequate licenses or other valid right to the material Intellectual Property used in or necessary to conduct the Business as currently conducted, in each case without the payment of any royalties except under the agreements set forth on Schedule 3.11(b) of the Disclosure Schedule. The Company is the sole and exclusive owner of the Intellectual Property set forth on Section 3.11(a) of the Disclosure Schedule, free and clear of all Liens, except as set forth therein. All applications and registrations that exist for the Intel-lectual Property set forth on Schedule 3.11(a) of the Disclosure Schedule stand in the name of the Company. To the knowledge of the Sellers, the Intellectual Property set forth on Schedule 3.11(a) of the Disclosure Schedule has not lapsed, expired or been abandoned and is valid and enforceable. To the knowledge of the Sellers, no application or registration therefor is the subject of any opposition or cancellation proceeding before any registration authority in any jurisdiction for which notice has been provided to the Company nor is any such proceeding threatened.

         (c) To the knowledge of the Sellers, the activities, products and services of the Company do not infringe upon, violate or conflict with the Intellectual Property rights of any other person or entity. There are no claims or suits pending for which notice has been provided or, to the knowledge of the Sellers, threatened (i) alleging that the Company's activities or products infringe upon or constitute the unauthorized use of a third party's Intellectual Property rights or (ii) challenging the Company's ownership of, right to use, or the validity or enforceability of any Intellectual Property owned or used by the Company. To the knowledge of the Sellers, there are no infringements by third parties of any Intellectual Property owned by the Company. The Company has not entered into any consent, indemnification, forbearance to sue, or settlement agreement with any third party relating to Intellectual Property.

         (d) The License Agreements constitute binding and enforceable obligations of the Company, and, to the knowledge of the Sellers, the Company is not in breach of or default under the License Agreements nor has an event or condition occurred (or is alleged by any other party to have occurred) which, with or without due notice or lapse of time or both, would constitute a breach or event of default on the part of the Company or would provide a basis for a valid claim, acceleration or termination by any other party under the License Agreements. To the knowledge of the Sellers, no other party is in breach of or default under the License Agreements nor has any event or condition occurred (or is alleged by any other party to have occurred) which, with or without due notice or lapse of time or both, would constitute a breach or event of default on the part of such other party under the License Agreements. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any of the Company's rights pursuant to the License Agreements in the Intellectual Property used in or necessary to conduct the Business as currently conducted. Except as disclosed in Section 3.11(b) of the Disclosure Schedule, the Company is not a party to any technology license agreement or sales agency or distributorship agreement that limits in any material manner the ability of the Company to compete or to conduct any significant line of business or compete with any person or entity in any geographic area or during any period of time exceeding one year from the date hereof.

         Section 3.12 Computer Software. Except as set forth in Section 3.12 of the Disclosure Schedule, the Company has such title to or the right to use, by license or other agreement, all material computer software programs used by the Company as are necessary to permit the Company to conduct the Business as currently conducted, without any known conflict with the rights of others or any known use by others which conflicts, in any material respect, with the rights of the Company.

         Section 3.13 Litigation. Set forth in Section 3.13 of the Disclosure
Schedule is a list and brief description of all material actions, claims, suits, administrative, arbitration or other proceedings and governmental investigations and inquiries pending (collectively "Cases") and, to the knowledge of Sellers, threatened against Sellers or the Company or any of their respective properties, assets and business operations, as of the date hereof, by or before any court, governmental or regulatory authority or by any third party which if determined adversely to the Company would have a Material Adverse Effect on the Company or would prevent the Sellers or the Company from consummating the transactions contemplated hereby. To the best knowledge of Sellers, no investigation with respect to the Company is pending, or threatened, by any federal, state, local or foreign governmental authority or by any agency or instrumentality thereof, the effect of which could reasonably be expected to have a Material Adverse Effect.

         Section 3.14 Compliance with Applicable Law. The Company is, and conducts the Business, in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmen-tal authority applicable to the Company or the Business, except for violations, if any, which would not have a Material Adverse Effect. The Company holds all licenses, permits, variances and approvals of governmental entities necessary for the lawful conduct of the Business as currently conducted, except where the failure to hold such licenses, permits, variances and approvals would not have a Material Adverse Effect.

         Section 3.15 Certain Contracts and Arrangements. Except as set forth in Section 3.15 of the Disclosure Schedule, as of the date hereof, the Company is not a party to any material written or oral (a) employment agreement, independent contractor agreement, consulting agreement, personal service or similar agreement; (b) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by the Company, or the guaranty by the Company of any obligation for the borrowing of money; or (c) other agreement, including, without limitation, any purchase order or work order, which individually, or together with related agreements with the same or related parties, involves the receipt or payment after the date hereof of more than $25,000 on an annual basis or $25,000 over the remaining term thereof. All such agreements are valid, binding and enforceable in accordance with their terms and, to the best knowledge of Sellers, neither the Company nor any other party thereto is in default under any of the aforesaid agreements.

         Section 3.16 Employee Benefit Plans; ERISA; Employees. (a) Section 3.16(a) of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, change-in-control, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, with respect to which the Company or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b)(1) of ERISA, has a liability (the "Plans"). With respect to each of the Plans, the Company has heretofore delivered to Buyer true and complete copies of each of the following documents:

(i) a copy of the Plan, if any; (ii) a copy of the most recent annual report with respect to each such Plan for which annual reports are required to be filed; (iii) a copy of the most recent Summary Plan Description with respect to such Plan, if any; (iv) a copy of the trust or other funding agreement, if any; and (v) the most recent opinion letter received from the Internal Revenue Service by the sponsor of any so-called "prototype" retirement plan.

         (b) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk of incurring a liability under such Title. None of the Plans is subject to Title IV of ERISA. No Plan is a "multiemployer plan," as such term is defined in section 3(37) of ERISA.

         (c) The Sellers do not have any knowledge that the Company, any ERISA Affiliate, any of the Plans, any trust created thereunder or any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any ERISA Affiliate, any of the Plans, any such trust, any trustee or administrator thereof, or any party dealing with the Plans or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Internal Revenue Code of 1986, as amended (the "Code").

         (d) Full payment has been made, or will be made in accordance with section 404(a)(6) of the Code, of all amounts which the Company is required to pay under the terms of each of the Plans and section 412 of the Code, and all such amounts properly accrued through the Closing with respect to the current plan year thereof will be paid by the Company on or prior to the Closing or will be properly recorded in the Financial Statements; and none of the Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans ended prior to the date of this Agreement.

         (e) Each of the Plans has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code. Each of the Plans that is intended to be "qualified" within the meaning of section 401(a) of the Code is a so-called "nonstandardized prototype plan" with respect to which the Internal Revenue Service has issued a favorable opinion letter. Sellers have no knowledge of any facts or circumstances that would preclude the Internal Revenue Service from issuing a favorable determination letter with respect to said Plans if applications for determination were made on the Closing Date.

         (f) No amounts payable under the Plans or any other agreement or arrangement to which any of the Company or any ERISA Affiliate is a party will, as a result of the transaction contemplated hereby, fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

         (g) Except for the retirement plans identified in Section 3.16(a) of the Disclosure Schedule, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service, other than coverage mandated by applicable law.

         (h) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

         (i) There are no pending or threatened claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

         (j) Sellers have previously delivered to Buyer a list of all employees of the Company and the total compensation of each such employee for the year ended December 31, 1996.

         Section 3.17 Taxes. (a) Except as set forth as Section 3.17 of the Disclosure Schedule:

         (i) Giving effect to all extensions obtained, the Company has (x) duly and timely filed (or there has been filed on its behalf) with the appropriate governmental authorities all Tax Returns (as hereafter defined) required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and (y) timely paid all Taxes (as hereafter defined) shown thereon as due or for which notification of a claim has been received by the Company from any taxing authority;

         (ii) The Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be withheld and paid over under all applicable laws;

         (iii) There are no Liens for Taxes upon the assets or properties of the Company except for statutory Liens for current Taxes not yet due;

         (iv) The Company has not requested any extension of time within which to file any Tax Return that has not since been filed and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company;

         (v) No federal, state, local or foreign audits or other administrative proceedings or court proceedings ("Audits") exist or have been initiated with regard to any Taxes or Tax Returns of the Company, and the Company has not received any notice that such an Audit is pending or threatened with respect to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company;

         (vi) The Company has not requested a ruling or received an adverse ruling from any taxing authority or signed a closing or similar agreement with any taxing au-thority which could have an adverse effect on the Company;

         (vii) The Tax Returns of the Company for the taxable periods ending before February 28, 1997 have been examined by the appropriate governmental authority (or the applicable statue of limitations for the assessment of Taxes for such periods has expired) and a list of all Audits commenced or completed with respect to the Company from such date to the present is set forth on
Section 3.17 of the Disclosure Schedule;

         (viii) All Tax deficiencies which have been claimed, proposed or asserted against the Company have been fully paid or finally settled, and no issue has been raised in any examination by any taxing authority which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined;

         (ix) The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method);

         (x) The Company is not a party to, is not bound by, and has no obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement. The Company is not aware of any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement;

         (xi) No power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes that is currently in effect;

         (xii) No amounts paid by the Company to any ERISA Plan would fail to be deductible under Section 404 of the Code;

         (xiii) The Company has not filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset

(as such term is defined in Section 341(f)(4) of the Code) owned by the Company;

         (xiv) The reserves for Taxes (determined in accordance with GAAP) reflected in the June 30, 1997 Financial Statements are adequate for the payment of all Taxes incurred or which may be incurred by the Company through the date hereof for all periods covered thereby or prior thereto. Since the date of the Financial Statements, the Company has not incurred any liability for Taxes other than in the ordinary course of business;

         (xv) The Company is not and has never been a member of an affiliated group (or similar state or local filing group);

         (xvi) The Company is not and has never been a United States real property holding company as defined in Section 897(c)(2) of the Code;

         (xvii) The Company has not knowingly taken any position on any Tax Return that could give rise to an understatement of federal income tax liability within the meaning of Section 6662(d) of the Code;

         (xviii) The Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code;

         (xix) Section 3.17 of the Disclosure Schedule sets forth (as actual or, in the case of Tax Attributes (as hereafter defined), for the preceding and current taxable year, as estimated) the net operating losses, Section 1231 losses (as such term is defined under Section 1231(a)(3)(B) of the Code), capital losses, alternative minimum tax credits, and other similar tax attributes ("Tax Attributes") (for federal, state, local, foreign and all other tax purposes, as applicable) of the Company and the date on which such Tax Attributes will expire. Prior to the consummation of the transaction contemplated by this Agreement none of such Tax Attributes are subject to
Section 382 of the Code or any other applicable law disallowing, limiting or reducing their use on any other basis;

         (b) All material elections with respect to Taxes required to be specifically described on a Tax

Return listed in Section 3.17 of the Disclosure Schedule including affecting the Company are set forth in Section 3.17 of the Disclosure Schedule.

         (c) The Company has previously delivered or made available to Buyer complete and accurate copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a governmental authority relating to the United States federal, state, local or foreign Taxes due from or with respect to the Company, (ii) the United States federal, and any state, local and foreign income Tax Returns filed by the Company and (iii) any closing agreements entered into by the Company with any taxing authority in each case existing on the date hereof. The Company will deliver to Buyer all materials with respect to the foregoing for all matters arising after the date hereof.

         (d) For purposes of this Agreement, (i) "Taxes" (including, with correlative meaning, the term "Tax") shall mean all taxes, charges, fees, levies, penalties or other assessments of any kind whatsoever imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto and (ii) "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with a governmental taxing authority with respect to Taxes.

         Section 3.18 Certain Fees. Neither the Company nor either Seller has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

         Section 3.19 Environmental Protection.

         (a) The Company has obtained, with respect to the Business, all material permits, licenses, and other authorizations which are required under federal, state and local statutes, ordinances, and other laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, or industrial, hazardous, or toxic materials or waste into the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, hazardous, or toxic materials or wastes, or any regulation, rule, code, plan, judicial order, decree, judgment, injunction, or notice issued, entered, promulgated, or approved thereunder ("Environmental Laws"). To the best knowledge of Sellers, the Company is in substantial compliance with all terms and conditions of such required permits, licenses, and authorizations, and is also in substantial compliance, with respect to the Company's business, with all other requirements of Environmental Laws.

         (b) To the best knowledge of Sellers, there is no pending or threatened civil or criminal litigation, material notice of violation, or administrative proceeding, with respect to the Business, relating in any way to the Environmental Laws.

         (c) To the best knowledge of Sellers, there have not been and there are not any events, conditions, circumstances, activities, practices, incidents or actions which may reasonably be expected to interfere with or prevent continued substantial compliance with existing Environmental Laws after the Closing, or which may reasonably be expected to give rise to any substantial liability under common law precedents, or otherwise form the basis of any claim, action or suit under existing Environmental Law based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any pollutant, contaminant, chemical, industrial, hazardous, or toxic material or waste, including, without limitation, any liability arising, or any claim, action, demand, suit, proceeding, hearing, study, or investigation which may be brought, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Resource Conservation and Recovery Act of 1976, or similar federal, state or local laws.

         Section 3.20 Receivables. Except to the extent of any reserves reflected in the Financial Statements, all of the receivables reflected in the Financial Statement are bona fide accounts receivable accrued in the ordinary course of the Business and to the best knowledge of Sellers none of such account receivables are subject to set-offs, counterclaims, or disputes existing or asserted with respect thereto or subject to any Lien.

         Section 3.21 Accuracy of Minute Books, Stock Books and Ledger Books. Sellers represent and warrant that the minute books, stock books and ledger books of the Company are true, complete and accurate in all material respects. Any minute books delivered to Buyer pursuant to this Agreement, if any, are replacements of the original minute books of the Company, which minute books have been lost.

         Section 3.22 Disclosure. (a) Sellers have not knowingly failed to disclose to Buyer any material facts relating to Sellers, the Company, the Business or the results of operations, assets, liabilities, financial condition and prospects of the Company. To the best knowledge of Sellers, no representation or warranty by Sellers in this Agreement and no statement by Sellers in any other document referred to herein (including the Schedules of the Disclosure Schedule), contains any untrue statement of a material fact or omits to state any material fact necessary, in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

         Section 3.23 Insurance. Section 3.23(a) of the Disclosure Schedule sets forth a complete and correct list as of the Closing of all primary, excess and umbrella policies, bonds and other forms of insurance, and renewals thereof, owned or held by or on behalf of the Company, copies of which have previously been made available to the Buyer. All of such insurance policies are in full force and effect, all premiums currently payable or previously due have been paid, no notice of cancellation or termination has been received with respect to any such policy and no assignment of proceeds or Liens exist with respect to the proceeds of any such policy. Except as and to the extent set forth on Section 3.23(b) of the Disclosure Schedule, there are no pending claims against such policies.

         Section 3.24 Bank Accounts. Section 3.24 of the Disclosure Schedule sets forth a complete and correct list of (i) the names and locations of all financial institutions at which the Company maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement, (ii) the number or other identification of all such accounts and arrangements and (iii) the names of all persons authorized to draw thereon or have access thereto.

         Section 3.25 Customers and Suppliers. Section 3.25(a) of the Disclosure Schedule sets forth a complete and correct list of (i) the names of the ten largest customers (by revenues generated) of the Company and the approximate amount of revenues generated by each such customer in the year ended February 28, 1997 and (ii) the names of suppliers to whom the Company paid more than $50,000 in the year ended February 28, 1997 and the approximate total purchases by the Company from each such supplier during such year. Except as and to the extent set forth on Section 3.25(b) of the Disclosure Schedule, there have been no material adverse changes in the relationships between the Company and its customers and suppliers since February 28, 1997. The Company has not been provided with any notice that any material supplier, manufacturer or customer intends to cease doing business with the Company. To the knowledge of the Sellers, there are no facts or circumstances that could reasonably be expected to have an adverse affect on the Company's relationships with its customers and suppliers.

         Section 3.26 Warranties. Section 3.26 of the Disclosure Schedule sets forth a complete and correct list of all material express written warranties with respect to any products or services created, sold, distributed, rendered or licensed by the Company, including warranties in customer contracts. Except as and to the extent set forth on Section 3.26(a) of the Disclosure Schedule, there are no material express or implied warranties outstanding with respect to any products or services created, sold, distributed, rendered or licensed by the Company (other than those imposed by applicable law).

         Section 3.27 Proprietary Information of Third Parties. To each Seller's knowledge, except for the

Share Ownership Claim, no third party has claimed that any person employed by or under the control of the Company has (i) violated or may be violating any of the material terms or conditions of his employment, independent contractor, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be improperly utilizing any trade secret or proprietary information or documentation of such third party or
(iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees and to Sellers' knowledge, no third party has requested information from the Company which suggests that such a claim might be contemplated. To each Seller's knowledge, none of the execution or delivery of this Agreement, or the carrying on of the Business by any officer, director, independent contractor, or employee of the Company, or the conduct of the Business, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any such person is obligated. To each Seller's knowledge, no person employed by or under the control of the Company has, in connection with such person's performance of any employment or other services rendered to the Company, employed any material trade secret or any information or documentation proprietary to any former employer, and to each Seller's knowledge, no person employed by or under the control of the Company has, in connection with such person's performance of any employment or other services rendered to the Company, violated any material confidentiality obligation which such person may have owed to any third party.

         Section 3.28 Restricted Securities. Each Seller understands that the shares of Buyer Common Stock and the Warrants to be received by such Seller hereunder as part of the Purchase Consideration are characterized as "restricted securities" under the federal securities laws inasmuch as such securities are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Secu-rities Act"), only in certain limited circumstances.

         Section 3.29 Legends. It is understood that the Promissory Note, the certificates evidencing the shares of Buyer Common Stock and the Warrants to be received hereunder may bear a legend substantially similar to the following:

         "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 PROMULGATED UNDER SUCH ACT. ANY SUCH TRANSFER MAY ALSO BE SUBJECT TO APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES ARE FURTHER SUBJECT TO CERTAIN CONTRACTUAL RESTRICTIONS ON DISPOSITION PURSUANT TO THE STOCK PURCHASE AGREEMENT BY AND AMONG ROBERT MARCHETTI, STEPHEN MICHAELSON AND PRT GROUP INC., DATED AS OF JULY 1, 1997, A COPY OF WHICH WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST TO PRT GROUP INC."

         Section 3.30 Accredited Investor. Each Seller is an accredited investor within the definition set forth in Rule 501(a) under the Securities Act.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         Section 4.1 Organization and Authority of Buyer. (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has heretofore delivered to Sellers complete and correct copies of its Certificate of Incorporation and By-laws, as currently in effect. Buyer has the corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to autho-rize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         (b) This Agreement has been duly executed and delivered by Buyer and constitutes, and when executed and delivered each of the other agreements, documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 4.2 Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach or violation of any provision of the Certificate of Incorporation or By-Laws of Buyer; (b) require any filing or registration with, or notice or declaration to, or the obtaining of any permit, license, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission, or other governmental or regulatory authority whether within or outside the United States; (c) violate, breach, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in any termination, amendment cancellation or acceleration, or give rise to any such right of termination, cancellation or acceleration or require any consent under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its assets are subject or by which it may be bound; (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, or (e) result in the creation or imposition of any Lien upon any properties, assets or business of Buyer, excluding from the foregoing clauses (b), (c), (d) and (e) such requirements, conflicts, defaults, rights, security interests, Liens, or violations which would not adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or which become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, the Company or Sellers.

         Section 4.3 Availability of Funds. Buyer currently has sufficient cash equivalents and will have at the Closing sufficient immediately available funds, in cash, to pay the Cash Consideration, to provide the Company with sufficient working capital and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby. The Promis-sory Note to be delivered to Sellers at the Closing will be the duly authorized and enforceable obligation of the Buyer.

         Section 4.4 Litigation. There is no claim, action, suit, administrative, arbitration or other proceeding or governmental investigation or inquiry pending or, to the best knowledge of Buyer, threatened against Buyer, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement.

         Section 4.5 Capitalization. The capital structure of Buyer consists of
(i) 50,000,000 authorized shares of Buyer Common Stock, par value $.001 per share, (ii) 275,961 authorized shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Convertible Preferred Stock"), all of which shares are issued and outstanding, and (iii) 224,039 authorized shares of undesignated preferred stock, of which none are issued and outstanding. A summary of equity ownership is attached hereto as Schedule 4.5. No shares of capital stock of the Company are held in the Company's treasury. All of the issued and outstanding shares of Buyer capital stock are validly issued, fully paid and non-assessable. Other than the Warrant, dated as of November 21, 1996, by and between Capital Research and Buyer, employee stock options (the "Options") and the Convertible Preferred Stock, there are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of Buyer, nor are there any subscriptions, warrants, options, rights or other arrangements or commitments (other than pursuant to this Agreement) which could obligate the Buyer to issue any shares of capital stock of Buyer.

         Section 4.6 Financial Statements. Buyer has furnished to Sellers the audited consolidated balance sheet of Buyer as at December 31, 1996 and the related statements of operations, stockholders' equity and cash flows of Buyer for the period from January 1, 1996 through December 31, 1996, and the related unaudited statements of income, stockholders' equity and cash flows of Buyer for the three months ended March 31, 1997 (collectively, the "Buyer Financial Statements"). All such Buyer Financial Statements have been prepared in accor-dance with GAAP (except that such unaudited financial statements do not contain all of the required footnotes) and fairly present the financial position of the Buyer and its subsidiaries as of March 31, 1997 and December 31, 1996, respectively, and the results of their operations and cash flows for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively.

         Section 4.7 Buyer Common Stock. Upon the issuance to the Sellers by Buyer of the shares of Buyer Common Stock and Warrants as part of the Purchase Consideration at the Closing, (i) the shares of Buyer Common Stock received by each Seller, and the shares of Buyer Common Stock issuable upon conversion of the Warrants, when so issued, will be validly issued, fully paid, non-assessable, duly authorized and free of any preemptive rights, and (ii) each Seller will have good and marketable title to such shares of Buyer Common Stock, and to the shares of Buyer Common Stock to be issued upon the conversion of the Warrants, if any, free and clear of any Liens.

         Section 4.8 Certain Fees. Neither Buyer nor any of its affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

         Section 4.9 Violations of Sellers' representations and Warranties. To the knowledge of Buyer, except for the Share Ownership Claim, nothing has come to the attention of Buyer during the course of its due diligence investigation of the Company as of the date hereof which would give rise to a claim for indemnification of Buyer Damages (as defined in Section 8.2 hereof) under
Article VII hereof.


                                   ARTICLE V

                                   COVENANTS

         Section 5.1 Confidentiality of Information.

         (a) All information concerning Sellers or Buyer, respectively, furnished or provided by Sellers or Buyer or their respective affiliates to Buyer or Sellers, respectively, or their representatives (whether furnished before or after the date of this Agreement) shall be held subject to the confidentiality agreement between Sellers and Buyer, dated as of June 9, 1997 (the "Confidentiality Agreement").

         Section 5.2 Consents. Each of the Sellers and Buyer shall cooperate, and use its reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. In addition to the foregoing, Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder. Notwithstanding the foregoing, nothing herein shall obligate or be construed to obligate Sellers, the Company or Buyer to make any payment to any third party in order to obtain the consent or approval of such third party.

         Section 5.3 Reasonable Efforts. Each Seller and Buyer shall cooperate, and use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

         Section 5.4 Covenant to Satisfy Conditions. Each Seller will use its reasonable efforts to ensure that the conditions set forth in Article VI hereof are satisfied, insofar as such matters are within the control of either of them, and Buyer will use its reasonable efforts to ensure that the conditions set forth in Article VI hereof are satisfied, insofar as such matters are within its control. Sellers and Buyer further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use all reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

         Section 5.5 Certain Tax Matters.

              (a) Certain Definitions. As used in this Agreement:

                   (i) "Pre-Closing Period" means any taxable period which ends on or before the Closing Date.

                   (ii) "Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.

                   (iii) "Straddle Period Return" means a Tax Return filed for a Straddle Period.

              (b) Return Filings, Refunds and Credits.

                   (i) Sellers shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns with respect to the Company for the Pre-Closing Period (the "Pre-Closing Period Returns") except that Sellers may, in their discretion and solely at their expense, request Buyer to cause the Company to prepare any Pre-Closing Period Return. Sellers shall indemnify the Buyer for and pay, or cause to be paid, all Taxes with respect to the Company shown to be due on the Pre-Closing Period Returns.

                   (ii) Buyer shall prepare, or cause to be prepared, and shall file, or cause to be filed, on a timely basis all Tax Returns with respect to the Company not described in Section 5.5(b)(i), including any Straddle Period Returns. Buyer shall pay, or cause to be paid, all Taxes shown to be due on such Tax Returns.

                   (iii) Sellers and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Sellers recognize that Sellers will need access, from time to time, after the Closing Date, to certain accounting and tax records and information held by the Company to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Buyer agrees that from and after the Closing Date Buyer shall, and shall cause the Company to, (A) retain and maintain such records of the Company pertaining to the period prior to the Closing Date until such time as Sellers determine that such retention and maintenance is no longer necessary (subject to the terms and conditions of Section 5.5(b)(iv) below) and (B) allow Sellers and its agents and representatives, to inspect, review and make copies of such records during Company's regular business hours as Sellers may deem necessary or appropriate from time to time.

                   (iv) For a period of ten years from the Closing Date, Buyer shall not, and shall cause the Company not to, dispose of or destroy any of the business records and files of the Company pertaining to Taxes related to periods prior to the Closing Date without first offering to turn over possession thereof to Sellers by written notice to Sellers at least thirty days prior to the proposed date of such disposition or destruction.

                   (v) Buyer (solely at the expense of Sellers) shall file, and shall cause the Company to file, any Tax refund claims requested by Sellers. Any refunds and credits of Taxes of the Company with respect to any taxable period ending on or before the Closing Date shall be for the account of Sellers, and if received or utilized by Buyer or the Company, shall be paid to Sellers within ten business days after Buyer or the Company receives such refund or utilizes such credit.

              (c) Elections. Buyer shall not, and shall cause the Company not to, make, amend or revoke any Tax election if such action would adversely affect Sellers with respect to any taxable period ending on or before the Closing Date or for the Pre-Closing Period or any Tax refund with respect thereto.

              (d) Tax Indemnification.

                   (i) Notwithstanding anything in this Agreement to the contrary, Sellers shall indemnify, defend and hold harmless Buyer and its affiliates, at any time after the Closing, from and against any liability for Taxes of the Company for the PreClosing Period for which Sellers are liable pursuant to Section 5.5(b)(i). The indemnity provided for in this Section shall be independent of and in addition to any other indemnity provision of this Agreement and shall not be subject to any monetary limitations or time bars.

                   (ii) Notwithstanding anything in this Agreement to the contrary, Buyer shall indemnify, defend and hold harmless Sellers, at any time after the Closing, from and against any liability for (A) Straddle Period Taxes, and (B) any liability for taxes of the Company for any taxable period ending after the Closing Date which is not a Straddle Period.

                   (iii) If a claim for Taxes shall be made by any taxing authority in writing, which, if successful, might result in an indemnity payment pursuant to this Section 5.5, the party seeking indemnification (the "Tax Indemnified Party") shall promptly notify the other party (the "Tax Indemni-fying Party") in writing of such claim (a "Tax Claim") within a reasonably sufficient period of time to allow the Tax Indemnifying Party effectively to contest such Tax Claim, and in reasonable detail to apprise the Tax Indemnifying Party of the nature of the Tax Claim, and provide copies of all correspondence and documents received by it from the relevant taxing authority. Failure to give prompt notice of a Tax Claim hereunder shall not affect the Tax Indemnifying Party's obligation under this Section except to the extent that the Tax Indemnifying Party is prejudiced by such failure to give prompt notice.

                   (iv) With respect to any Tax Claim which might result in an indemnity payment to Buyer pursuant to this Section 5.5(d), Sellers shall control all proceedings taken in connection with such Tax Claim and, without limiting the foregoing, may in their sole discretion and at their sole expense pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in their sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest such Tax Claim. Buyer shall not under any circumstances settle or otherwise compromise any Tax Claim referred to in the preceding sentence without Sellers' prior written consent; provided, that, if Buyer does so settle or otherwise compromise such a Tax Claim, Sellers shall not indemnify Buyer for any such Taxes. In connection with any proceeding taken in connection with such Tax Claim, (A) Sellers shall keep Buyer informed of all material developments and events relating to such Tax Claim if involving a material liability for Taxes and (B) Buyer shall have the right, at its sole expense, to participate in any such proceedings; provided, that, the final decision with respect to any settlement or compromise of any such Tax Claims shall be that of Sellers. Buyer shall cooperate with Sellers in contesting such Tax Claim, which cooperation shall include, without limitation, the retention and the provision to Sellers of records and information which are reasonably relevant to such Tax Claim, and making employees available to Sellers to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. Sellers shall reimburse Buyer for reasonable out-of-pocket expenses incurred by Buyer in providing such assistance to Sellers.

                   (v) With respect to any Tax Claim not described in Section 5.5(d)(iv) hereof which might result in an indemnity payment to Sellers pursuant hereto, Buyer shall control all proceedings in accordance with provisions that are parallel to those in Section 5.5(d)(iv) hereof.

              (e) Any Indemnification payment made pursuant to this Section 5.5 shall be treated by the parties hereto as an adjustment to the Purchase Consideration for federal, state, local and foreign tax purposes.

         Section 5.6 Registration Rights. (a) If Buyer proposes to file a registration statement under the Securities Act with respect to an offering by Buyer for its own account or for the account of any of its respective securityholders (other than the Sellers) of any shares of Buyer Common Stock or securities convertible into or exchangeable for shares of Buyer Common Stock (other than a registration statement on Form S-4 or S-8 or any substitute form that may be adopted by the Securities and Exchange Commission (the "SEC")) then Buyer shall give written notice of such proposed filing to each Seller as soon as practicable (but in no event less than 30 days before the anticipated filing date), and such notice shall offer such Seller the opportunity to register such number of shares of Buyer Common Stock as such Seller may request (a "Piggy-Back Registration"). Buyer shall use all reasonable efforts to cause the securities requested to be included in a Piggy-Back Registration by each Seller to be included on the same terms and conditions as any similar securities of Buyer included therein. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering determine that the aggregate number of shares proposed to be included in such registration statement exceeds the maximum number of shares that should be included therein, then the amount of shares of Buyer Common Stock to be offered for the account of Buyer and Sellers to be included in such offering shall be first reduced, pro-rata on based on the number of shares requested to be sold by Buyer and

Sellers, to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters (a "Cutback"). The number of shares of Buyer Common Stock to be sold for the account of any of the holders of (i) Buyer's Convertible Preferred Stock or (ii) the Units, each comprised of one share of Buyer Common Stock and one warrant, issued pursuant to the Common Stock and Warrant Unit purchase Agreement, dated as of November 21, 1996, by and between Buyer, Jerome Mellinger and Capital Research and Management Company, shall not be subject to a Cutback under any circumstances as a result of any Piggy-Back Registration hereunder without the prior approval of such securityholders.

              (b) Each Seller agrees that he may not participate in any underwritten registration unless he (i) agrees to sell his shares of Buyer Common Stock on the basis provided in any underwriting arrangements approved by Buyer and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities (including those in favor of the underwriter or underwriters and Buyer for, among other things, misstatements or omissions of the Sellers), underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

              (c) In the case of any offering registered pursuant to this
Section 5.6, Buyer agrees to indemnify and hold each Seller harmless against any and all losses, claims, damages or liabilities to which they or either of them may become subject under the Securities Act or any other statute or common law or otherwise, and to reimburse each of them, from time to time upon request, for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages, liabilities or actions shall arise out of or shall be based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement relating to the sale of their respective shares of Buyer Common Stock, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any untrue statement or alleged untrue statement or a material fact contained in any preliminary prospectus (as amended or supplemented if

Buyer shall have filed with the SEC any amendment thereof or supplement thereto), if used prior to the effective date of such registration statement, or contained in the prospectus (as amended or supplemented if Buyer shall have filed with the SEC any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnification agreement contained in this paragraph (c) shall not apply to such losses, claims, damages, liabilities or actions which shall arise from the sale of shares of Buyer Common Stock to any person if such losses, claims, damages, liabilities or actions shall arise out of or shall be based upon any such untrue statement or alleged untrue statement, or any such omission or alleged omission, if such statement or omission shall have been made in reliance upon and in conformity with information furnished to Buyer by the Seller seeking such indemnification specifically for use in connection with the preparation of the registration statement or any preliminary prospectus or prospectus contained in the registration statement or any such amendment thereof or supplement thereto.

         Section 5.7 Further Limitations on Disposition. Without in any way limiting the representations set forth in Section 3.28 above, each Seller further agrees not to make any disposition of all or any portion of the shares of Buyer Common Stock or Warrants to be received hereunder unless:

              (a) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

              (b) (i) (A) Such Seller shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a reasonably detailed statement of the circumstances surrounding the proposed disposition, including, without limitation, the offer price and the name of the offeror, (B) Buyer shall have right to purchase such shares of Buyer Common Stock on terms no less favorable than those disclosed pursuant to clause (A), above, and Buyer shall have failed to give Seller notice of its intent to purchase such shares of Buyer Common

Stock within 15 days of Buyer's receipt of the Seller notice pursuant to clause
(A), (ii) if reasonably requested by Buyer, such Seller shall have furnished Buyer with a satisfactory opinion of counsel that such disposition will not require registration of the Buyer Common Stock under the Securities Act, (iii) the transferee has agreed in writing for the benefit of Buyer to be bound by this Section 5.7, provided and to the extent such section is then applicable, and to be bound by all other provisions of this Agreement, to the extent then applicable, and (iv) such sale to the third party shall have occurred within 30 days after the provisions of clause (i)(B) have expired. Notwithstanding the foregoing, the requirements of this paragraph (b) shall not be applicable to sales of Buyer Common Stock made pursuant to Rule 144 under the Securities Act.

              (c) Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement, notice to Buyer or opinion of counsel shall be necessary for (i) a transfer by a Seller to the estate of such Seller or the transfer by gift, will or intestate succession of such Seller to his spouse or to the siblings, lineal descendants or ancestors of such Seller or his spouse, or (ii) a transfer by a Seller to a trust of which such Seller is the grantor; provided, in any such case, that the transferee agrees in writing to be subject to the terms hereof to the same extent as if he was a party hereunder.

         Section 5.8 No Sales to Competitors. Prior to an initial public offering of Buyer Common Stock, each Seller covenants not to sell any Buyer Common Stock or other securities of Buyer to any purchaser known by such Seller to be a competitor of the Company, the Business or Buyer.

         Section 5.9 [RESERVED]

         Section 5.10 Certain Litigation. From and after the Closing, Sellers shall indemnify and hold harmless Buyer, its affiliates and their successors and assigns from and against any litigation, claim or proceeding, whether commenced or threatened, to which Buyer or any of its affiliates and their respective successors and assigns are named as a defendant which relates to the

Share Ownership Claim subject to the limitations set forth in Section 8.2(b)(i) hereof.

         Section 5.11 Covenant Not to Compete and Secrecy Agreement.

              (a) Each Seller agrees that, for a period of two (2) years from and after the termination, for any reason, of such Seller's employment under his respective Employment Agreement, such Seller shall not, either directly or indirectly, through any subsidiary or affiliate or otherwise, own, manage or operate any business or enterprise, which competes or would compete (i) in any material way with the Company, the Business, Buyer, or any of their respective affiliates, or (ii) in the business of computer software consulting, including, without limitation, programming, troubleshooting, planning, training, project management and year 2000 compliance.

              Notwithstanding the foregoing, either Seller may (i) own, solely as a passive investor, up to 5% of the equity securities of any company which has a class of securities that are publicly traded which may compete with the Company, the Business, Buyer, or their affiliates, or (ii) become an employee of a client of the Buyer to the extent permitted by such Seller's Employment Agreement.

              (b) Each Seller agrees that he shall not, for a period of two (2) years from and after the termination, for any reason, of such Seller's employment under his respective Employment Agreement, except:

              (i) as otherwise may be required by applicable law, governmental regulation, subpoena or order of any court or governmental body, or

              (ii) as may be necessary in connection with the filing of Tax Returns, or

              (iii) in connection with the defense of any claim, action, suit or proceeding to which either Seller or any affiliate of either of them is a party or as to which they are indemnifying Buyer hereunder, or

              (iv) as may be necessary to carry out its obligations under this Agreement or to enforce any obligation of Buyer under this Agreement or any document executed and delivered in connection herewith, or

              (v) for disclosures to accountants, financial advisors, counsel or other representatives of such Seller,

disclose to anyone, use, sell, or otherwise transfer any trade secrets, Confidential Information (as defined in the Confidentiality Agreement), proprietary information, customer or supplier lists, or other nonpublic information pertaining to the financial condition, business, manner of operation, affairs (including labor matters), plans or prospects of the Company. In the event that either Seller shall make or be required to make disclosures as set forth above, each Seller agrees to do so in such manner as to preserve to the fullest extent reasonably practicable the confidentiality of all confidential business records and information and the attorney-client and work-product privileges.

              (c) Each Seller agrees that he shall not, until the second anniversary of the date of this Agreement, (i) solicit, or induce, directly or indirectly, any employee or independent contractor of the Company to terminate his or her employment or contract or other agreement with the Company or to refrain from rendering services to the Company or to enter into an employment or independent contractor relationship with a competitor of the Company; (ii) approach any such employee or independent contractor for any of the foregoing purposes; or (iii) knowingly authorize, approve or assist in the taking of any such actions by any person other than the Company, Buyer or their respective affiliates.

              (d) Each Seller acknowledges that no adequate remedy at law exists for a breach of this Section. In addition to any other right or remedy Buyer may have at law or in equity, Buyer shall be entitled to seek appropriate injunctive relief, including preliminary and mandatory injunctive relief, without the posting of any bond or other security, enjoining or restraining either or both Sellers or any affiliate of either of them from any violation or threatened violation of this Section.

              (e) The invalidity or unenforceability of any provision of this Section shall in no way affect the validity or enforceability of any other provision hereof. Moreover, if any provision of this Section shall be held to be unenforceable because it is excessively broad as to either scope or subject, it is agreed by the parties that such provision shall be construed by a court of competent jurisdiction by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law.

         Section 5.12 Optional Repurchase. (a) On or after December 31, 1999, provided that there has not previously occurred an initial public offering of Buyer Common Stock, upon the written request of either Seller, (a "Requesting Seller"), delivered to the Buyer (a "Repurchase Request"), Buyer shall repurchase such number of shares of Buyer Common Stock then held by each Requesting Seller as shall be specified in such notice by such Requesting Seller. Repurchases pursuant to this Section 5.12 shall be made in quarterly installments equal to the lesser of (i) five percent (5%) of the quarterly net income (determined in accordance with GAAP) of the Buyer and (ii) $200,000; provided, that the Buyer shall not be required to make any such repurchase installment except to the extent that the Buyer shall have funds legally available therefor.

         The repurchase price for each share of Buyer Common Stock redeemed pursuant to this Section 5.12 shall be the greater of (i) $10.90 per share of Buyer Common Stock, and (ii) the current fair market value of the shares of Buyer Common Stock on the date fixed for repurchase of such shares (the greater of (i) and (ii) being the "Repurchase Price"). In the event that both Sellers have Repurchase Requests outstanding simultaneously, each repurchase of shares of Buyer Common Stock shall be made pro rata (based on the levels of funds to be received) among Sellers, based upon the number of shares of Buyer Common Stock to requested to be repurchased in the Repurchase Request.

         For the purposes of this Section 5.12, the fair market value of such shares of Buyer Common Stock shall be determined in good faith by the Board of Directors of the Buyer at the time of the repurchase payment. In the event of any dispute between the Sellers and the Buyer regarding the determination of the fair market value of such shares of Buyer Common Stock, other than a claim that Buyer has breached its obligation to make such determination in good faith, the Buyer and the Sellers shall each select qualified appraisers for the Buyer Common Stock (the "Parties' Appraisers"), and the Parties' Appraisers shall together select a third appraiser (the "Third Appraiser"). Each of the Parties' Appraisers and the Third Appraiser shall establish a fair market value for the Buyer Common Stock. The final fair market value of the Buyer Common Stock, which shall be binding upon all parties, shall be the average of (i) the appraisal of the Parties' Appraiser closest to that of the Third Appraiser, and (ii) the appraisal of the Third Appraiser. Each party shall bear the costs of its Party Appraiser and shall share the costs of the Third Appraiser, with fifty percent (50%) of such Third Appraiser costs to be paid by the Company and fifty percent (50%) of such Third Appraiser costs to be paid by the Sellers.

         (b) The Buyer Common Stock Repurchase Price set forth in this Section
5.12 shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, recapitalization, reclassification or other similar event involving a change in the Buyer Common Stock.

         (c) At least seven (7) days prior to the anticipated date of each quarterly repurchase installment payment, which shall occur on a date not more than 45, nor less than 30, days after the end of a quarter (the "Repurchase Date"), written notice (a "Repurchase Notice") shall be mailed, first class or certified mail, postage prepaid, by the Buyer to each Seller whose Buyer Common Stock which is to be redeemed, at its address shown an the records of the Buyer. The Repurchase Notice shall contain the following information:

              (i) the number of shares of Buyer Common Stock held by the Seller which shall be repurchased by the Buyer and the total number of shares of Buyer Common Stock held by both Sellers to be so repurchased;

              (ii) the Repurchase Date and the Repurchase Price; and

              (iii) instructions with respect to the Seller's surrender to the Buyer of certificates representing the shares of Buyer Common Stock to be repurchased.

         Section 5.13 Certain Finders Fees. Buyer shall pay any finder's fee, if any, due to Irwin Sitkin.


                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

         Section 6.1 Conditions to Each Party's Obligation. The respective obligation of each party to consummate the transactions contemplated herein is subject to the satisfaction at or prior to the Closing of the following conditions:

              (a) No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the transactions contemplated hereby;

              (b) There shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby; and

              (c) There shall not be any suit, action, investigation, inquiry or other proceeding instituted, pending or threatened by any governmental or other regulatory or administrative agency or commission which seeks to enjoin or otherwise prevent consummation of the transactions contemplated hereby.

         Section 6.2 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

              (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at the date hereof and as of the Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations which are as of a specific date;

              (b) Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

              (c) If the date hereof is not also the Closing Date, Buyer shall have delivered to Sellers a certificate, reasonably satisfactory to Sellers, with respect to the accuracy of the representations and warranties, and fulfillment of the obligations of Buyer set forth herein, dated as of the Closing Date executed by an officer of Buyer; and

              (d) Buyer shall have delivered to Sellers those items set forth in Section 1.6 hereof.

         Section 6.3 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

              (a) The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects at the date hereof and as of the Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations which are as of a specific date;

              (b) Sellers shall have each performed in all material respects their obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

              (c) If the date hereof is not also the Closing Date, Sellers shall have delivered to Buyer a certificate, reasonably satisfactory to Buyer, with respect to the accuracy of the representations and warranties and fulfillment of the obligations of Sellers set forth herein, dated as of the Closing Date and executed by each of the Sellers;

              (d) Sellers shall have delivered to Buyer those items set forth in Section 1.5 hereof; and

              (e) Buyer shall have received the opinion of Day, Berry & Howard, legal counsel to Sellers, dated as of the Closing Date and reasonably satisfactory to Buyer, with respect to, among other things, the due incorporation, valid existence and good standing of the Company, the capitalization of the Company, the valid issuance, non-assessability of and title to the Shares and the authorization and enforceability of this Agreement with respect to Sellers.


                                  ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER

         Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

              (a) at any time, by mutual written consent of Sellers and Buyer; or

              (b) at any time on or after August 31, 1997, by either Sellers, on the one hand, or Buyer, on the other hand, if the Closing shall not have occurred on or prior to such date; provided that the party so terminating this Agreement may not then be in default of any of its obligations, representations or warranties set forth herein.

         Section 7.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 7.1(b) hereof, written notice thereof shall forthwith be given by the party so terminating to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by Sellers, on the one hand, or Buyer, on the other hand. If this Agreement is terminated pursuant to Section
7.1 hereof:

              (a) each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreement;

              (b) all filings, applications and other submissions made pursuant hereto shall, at the option of Sellers, and to the extent practicable, be withdrawn from the agency or other person to which made; and

              (c) there shall be no liability or obligation hereunder on the part of Sellers or Buyer or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives, except that Sellers or Buyer, as the case may be, may have liability to the other party if the basis of termination is a willful, material breach by Sellers or Buyer, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in Sections 7.2(a), 7.2(b) and 9.1 hereof shall survive any such termination.

         Section 7.3 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of Sellers and Buyer. Any failure of Sellers, on the one hand, or Buyer, on the other hand, to comply with any term or provision of this Agreement may be waived, with respect to Buyer, by Sellers and, with respect to Sellers, by Buyer, by an instrument in writing signed by or on behalf of the appropriate party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.


                                  ARTICLE VIII

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         Section 8.1 Survival of Representations, Warranties and Agreements. Except for Section 3.4(b), which shall survive indefinitely, the representations and warranties, but not the agreements and covenants, of each of Sellers and Buyer, made in this Agreement shall survive the Closing until the first anniversary of the Closing

(the "Indemnity Period"), but, except as provided in Section 7.2(c) hereof, shall not survive any termination of this Agreement. The agreements and covenants of the parties, including, without limitation, Section 5.10 hereof, shall survive the Closing in accordance with their terms. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Sellers, Buyer or any of its directors, officers, employees, affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations or warranties contained in this Agreement after the Indemnity Period or, except as provided in Section 7.2(c) hereof, any termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the parties which contemplates performance after the Closing, including, without limitation, the covenants and agreements set forth in Sections 5.5 and 5.7 hereof.

         Section 8.2 Sellers' Agreement to Indemnify.

              (a) Subject to the terms and conditions set forth herein, from and after the Closing, Sellers shall, jointly and severally, indemnify and hold harmless Buyer, the Company and their respective directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the "Buyer Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively "Buyer Damages") asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) a breach of any representation or warranty contained in this Agreement when made or at and as of the Closing as though such representations and warranties were made at and as of the Closing and (ii) the Share Ownership Claim.

              (b) Each Seller's obligations to indemnify the Buyer
Indemnitees pursuant to (x) clause (i) of Section 8.2(a) hereof with respect to a breach of a representation or warranty contained in this Agreement, and (y)
Section 5.10 hereof, are subject to the following limitations:

              (i) Except as otherwise expressly provided herein, no indemnification shall be made by Sellers unless the aggregate amount of Buyer Damages exceeds $50,000 and, in such event, indemnification shall be made by Sellers for all Buyer Damages in excess of $50,000, it being understood that such $50,000 shall be a "deductible".

              (ii) Except as otherwise expressly provided herein, Sellers shall be obligated to indemnify the Buyer Indemnitees only for those claims giving rise to Buyer Damages as to which the Buyer Indemnitees have given Sellers written notice thereof prior to the end of the Indemnity Period in the event that the Indemnity Period applies to such Buyer Damages. Any written notice delivered by a Buyer Indemnitee to Sellers with respect to Buyer Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

              (c) In the event of any conflict or inconsistency between any of the provisions of Sections 8.1, 8.2 and 8.4 and any other section of this Agreement, on the one hand and Section 5.5 on the other hand, the provisions of
Section 5.5 will control.

              (d) Sellers agree to each bear their prorata share of any Buyer Damages indemnified based on the proportion of the Purchase Consideration received by such Seller hereunder.

              (e) Sellers agree that any indemnification of Buyer Damages under this Article VIII shall be first made by set-off against the principal amount of the Promissory Note, as described in the form of Promissory Note attached hereto, and next by payment in cash by the Sellers to the affected Buyer Indemnitee.

         Section 8.3 Third Party Indemnification. The obligations of either party to indemnify the other under Section 8.2 or 8.4 hereof with respect to Buyer Damages or Seller Damages, as the case may be, resulting from the assertion of liability by third parties (a "Claim"), will be subject to the following terms and conditions:

              (a) A Buyer Indemnitee or Seller Indemnitee, as the case may be (the "Indemnified Party"), against whom any Claim is asserted will give Sellers or Buyer, as the case may be (the "Indemnifying Party"), written notice of any such Claim promptly after learning of such Claim, and the Indemnifying Party may at its option undertake the defense thereof by representatives of their own choosing. Failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party's obligations under this Section 8.3, except to the extent the Indemnifying Party is materially prejudiced by such failure to give prompt notice. If the Indemnifying Party, within 30 days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, the Indemnified Party against whom such Claim has been made will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk, and at the expense, of the Indemnifying Party subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

              (b) Anything in this Section 8.3 to the contrary notwithstanding, the neither party shall enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the other party of a written release from all liability in respect of such action, suit or proceeding and (ii) for other than monetary damages to be borne by the other party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         Section 8.4 Buyer's Agreement to Indemnify.

              (a) Subject to the terms and conditions set forth herein, from and after the Closing, Buyer shall indemnify and hold harmless each of the Sellers and their respective heirs, successors and assigns (collectively, the "Seller Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively "Seller Damages") asserted against or incurred by any Seller Indemnitee as a result of or arising out of (i) a breach of any representation or warranty contained in this Agreement when made or at and as of the Closing as though such representations and warranties were made at and as of the Closing and (ii) the operation of the business of the Company from and after the Closing, including any liabilities of the Company incurred prior to the Closing that are provided for in the Financial Statements.

              (b) Buyer's obligations to indemnify the Seller Indemnitees pursuant to clause (i) of Section 8.4(a) hereof with respect to a breach of a representation or warranty contained in this Agreement are subject to the following limitations:

              (i) Except as otherwise expressly provided herein, no indemnification shall be made by Sellers unless the aggregate amount of Seller Damages exceeds $50,000 and, in such event, indemnification shall be made by Buyers for all Seller Damages in excess of $50,000, it being understood that such $50,000 shall be a "deductible".

              (ii) Except as otherwise expressly provided herein, Buyer shall be obligated to indemnify the Seller Indemnitees only for those claims giving rise to Seller Damages as to which the Seller Indemnitees have given Buyer written notice thereof prior to the end of the Indemnity Period in the event that the Indemnity Period applies to such Seller Damages. Any written notice delivered by a Seller Indemnitee to Buyer with respect to Seller Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.


                                   ARTICLE IX

                                 MISCELLANEOUS

         Section 9.1 Fees and Expenses. Whether or not the transactions contemplated herein are consummated pursuant hereto, except as otherwise provided herein, each of Sellers, on the one hand, and Buyer, on the other hand, shall pay all fees and expenses incurred by, or on behalf of, such party in connection with, or in anticipa-tion of, this Agreement and the consummation of the transactions contemplated hereby; provided, that, the Company may pay Sellers' professional fees and expenses incurred in connection with the transactions contemplated hereby; provided, further, that such Company paid professional fees and expenses shall be reflected in the Working Capital Statement. Each of Sellers, on the one hand, and Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders' fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.

         Section 9.2 Further Assurances. From time to time after the Closing Date, at the request of another party hereto and at the expense of the party so requesting, each of the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         Section 9.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) registered or certified mail, postage prepaid, return receipt requested; or (c) reputable, national, overnight delivery service. Notices shall be sent to the appropriate party at its address given below (or at such other address for such party as shall be specified by notice given hereunder):

                           If to Buyer, to:

                           PRT Group Inc.
                           342 Madison Avenue
                           New York, NY 10173
                           Attention:  Douglas Mellinger

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

                           with a copy to:

                           Skadden, Arps, Slate,
                             Meagher & Flom LLP
                           919 Third Avenue
                           New York, New York  10022-9931
                           Attention:  Mark N. Kaplan


                           If to Sellers, to:

                           Computer Management Resources, Inc.
                           Liberty Plaza
                           101 Barnes Road, Suite 300
                           Wallingford, CT 06492
                           Attention:  Robert Marchetti and
                                               Stephen Michaelson

                           with a copy to:

                           Day, Berry & Howard
                           CityPlace I
                           Hartford, CT  06103-3499
                           Attention:  Jeffrey G. Grody


All such notices, requests, demands, waivers and communications shall be deemed received upon (i) if by personal delivery, upon actual receipt thereof by the addressee, (ii) if by mail, upon receipt of the return receipt, or (iii) if by overnight delivery, on the day following delivery to the overnight delivery service.

         Section 9.4 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.

         Section 9.5 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto.

         Section 9.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of Sellers, and their successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer and its respective successors and permitted assigns, with respect to the obligations of Sellers, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim liability, reimbursement, cause of action or other right.

         Section 9.7 Interpretation.

              (a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

              (b) As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

              (c) As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

         Section 9.8 Jurisdiction and Consent to Service. Notwithstanding the jurisdiction or venue of any other court, each of Sellers and Buyer (a) agree that any suit, action or proceeding arising out of or relating to this Agreement may be brought only in the state or federal courts of the States of New York or Connecticut; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waives any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

         Section 9.9 Entire Agreement. This Agreement, the Confidentiality Agreement, the Disclosure Schedule, and the Exhibits and other documents referred to herein or delivered pursuant hereto which form a part hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

         Section 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

         Section 9.11 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

         Section 9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                            SELLERS



                                            /s/ ROBERT MARCHETTI
                                            ------------------------------
                                            Robert Marchetti



                                            /s/ STEPHEN MICHAELSON
                                            ------------------------------
                                            Stephen Michaelson



                                            PRT GROUP INC.



                                            By: /s/ GREGORY S. WELLINGER
                                               ---------------------------
                                               Name: Gregory s. Wellinger
                                               Title: Chief Operating Officer